YP.NET ANNOUNCES 68% INCREASE IN ACTIVATED CUSTOMERS AND 84% INCREASE IN PAYING CUSTOMERS

Mesa,  Arizona  -  (Business  Wire)
(January  13,  2004)

YP.Net(TM), (OTC BB: YPNT), a leading provider of Internet Yellow Pages and related services, announced today that the Company had 283,064 activated Internet Advertising Package ("IAP") customers as of December 31, 2003, compared to 168,980 activated IAP customers at December 31, 2002, representing an increase of approximately 68%.

On a sequential quarter basis, the Company showed an increase of approximately 11% in activated IAP customers above the 255,376 activated IAP customers the Company had on September 30, 2003.

Activated customers include those Advertisers that are currently paying for the IAP service, as well as those Advertisers that have signed-up for the IAP service but have not necessarily been billed and begun their payment for the service.

The Company tracks new customers both on total activations and paying subscribers. The numbers reported above are total activated subscribers. The number of paying customers climbed from 137,346 as of December 31, 2002 to 252,915 as of December 31, 2003, representing an increase of approximately 84%.

On a sequential quarter basis, the Company showed an increase of approximately 14% in paying IAP customers above the 221,537 paying IAP customers the Company had on September 30, 2003.

Angelo Tullo, YP.Net's Chairman and CEO stated, "The continued strength in our business model is reflected in these increasing customer counts. We are particularly pleased with our growth in paying customers as well as our continued growth overall."

About  YP.Net,  Inc.

YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of September 30, 2003, YP.Net, Inc. has 255,376 IAP advertisers.

YP.Net also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.
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Contact  Information:

YP.Net,  Inc.

Roger  H.  Bedier
Investor  Relations
YP.Net,  Inc.
480-654-9646  x1239
Fax  480-654-9747


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